DEF 14A 1 proxy_2024.htm

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Data I/O Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATA I/O CORPORATION

NOTICE OF 2024

ANNUAL MEETING

and

PROXY STATEMENT

DATA I/O CORPORATION

April 2, 2024

To Our Shareholders:

            You are cordially invited to attend the 2024 Annual Meeting of Data I/O Corporation, which will be held at Data I/O’s headquarters at 6645 185th Ave NE, Suite 100, Redmond, Washington 98052.  The meeting will begin at 10:00 a.m. Pacific Daylight Time on Thursday, May 16, 2024.

            Officers of Data I/O will be attending and will respond to questions after the meeting.  Formal business will include the election of directors, ratification of the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors, and advisory votes on executive compensation and the frequency of future advisory votes.

            Please read the proxy materials carefully.  Your vote is important.  Data I/O appreciates you considering and acting on the proposals presented.  The meeting is not being held as a virtual or hybrid meeting, so in order to attend and vote at the meeting (as opposed to voting by proxy), you must attend the meeting in person.  However, the Company encourages shareholders to vote on the matters before the meeting by proxy, and if you wish to listen to the annual meeting matters and voting results via conference call, we encourage you to use the conference call, rather than attend the meeting in person.  There is no other business presentation planned for the meeting. The conference call information will be available on the Company’s website at https://www.dataio.com/Company/Investor-Relations/Annual-Meeting or contact the corporate Secretary.

Sincerely,

/s/ Anthony Ambrose

Anthony Ambrose

President and Chief Executive Officer

DATA I/O CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS – May 16, 2024

To the Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the “Company” or “Data I/O”) will be held at 10:00 a.m. Pacific Daylight Time, on Thursday, May 16, 2024, at Data I/O’s principal offices, 6645 185th Ave NE, Suite 100, Redmond, Washington 98052, for the following purposes:

(1)          Election of Directors:

To elect five directors, each to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified or until such director’s earlier death, resignation, or removal.

(2)          Ratification of Independent Auditors:

To ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2024.

(3)          Say on Pay – Advisory Vote on Executive Compensation:

               To consider and vote on an advisory resolution on the compensation of our named executive officers.

(4)          Say on Frequency – Advisory Vote on the Frequency of Advisory Votes on Executive Compensation:

               To consider and vote on an advisory basis on the frequency of future advisory votes on the compensation of our named executive officers.

(5)          Other Business:

To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 16, 2024.  The proxy statement and annual report to security holders are also available at http://www.dataio.com/company/investorrelations/annualmeeting.aspx.

The Board of Directors has fixed the close of business on March 18, 2024 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 2024 Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Anthony Ambrose

Anthony Ambrose

President and Chief Executive Officer

Redmond, Washington

April 2, 2024

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date, and return the accompanying proxy card at your earliest convenience, or you may vote as provided in the instructions on the proxy card (for Computershare accounts: by the internet at http://www.envisionreports.com/DAIO or by telephone at 1-800-652-8683, and for other accounts: by internet at www.ProxyVote.com or by phone at 1-800-579-1639).  This will ensure the presence of a quorum at the meeting.  Promptly returning a signed and dated proxy card, or voting by the internet or by telephone, will save Data I/O the extra expense of additional solicitation.  Your proxy is revocable at your request any time before it is voted.  If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.  If you vote by mail, an addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.

DATA I/O CORPORATION

6645 185th Ave NE, Suite 100

Redmond, Washington 98052

____________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 16, 2024

INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of Data I/O Corporation (the “Company” or “Data I/O”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 16, 2024, at 10:00 a.m. Pacific Daylight Time at Data I/O’s principal office, 6645 185th Ave NE, Suite 100, Redmond, Washington 98052, and at any adjournment of the meeting (the “Annual Meeting”).  Shareholders of record at the close of business on March 18, 2024 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.  This Proxy Statement and a copy of Data I/O’s 2023 Annual Report to Shareholders are being mailed to shareholders on or about April 5, 2024.

A proxy card is enclosed for your use.  You are requested on behalf of the Board of Directors to sign, date, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States or Canada. Alternatively, you may vote as provided in the instructions on the proxy card (for Computershare accounts: by the internet at http://www.envisionreports.com/DAIO or by telephone at 1-800-652-8683, and for other accounts: by internet at www.ProxyVote.com or by phone at 1-800-579-1639).  If you vote by the internet or by telephone, you do not need to mail back the proxy card.

A proxy in the accompanying form, which is properly signed, dated and returned and not revoked, will be voted in accordance with its instructions.  To vote on the election of directors, check the appropriate box under Proposal 1 on your proxy card.  You may (a) vote “FOR” all of the director nominees as a group, (b) “WITHHOLD” authority to vote for all director nominees as a group, or (c) vote “FOR” all director nominees as a group except those nominees indicated to the contrary.  To vote on Proposal 2 to ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors for the calendar year ended December 31, 2024, check the appropriate box under Proposal 2 on your proxy card.  You may (a) vote “FOR” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, (b) vote “AGAINST” approval of the ratification of Grant Thornton LLP as Data I/O’s independent auditors, or (c) “ABSTAIN” from voting on the ratification of Grant Thornton LLP as Data I/O’s independent auditors.  To vote on Proposal 3, Say on Pay – Advisory Vote on Executive Compensation, you may vote (a) “FOR” the advisory resolution, (b) “AGAINST” the advisory resolution, or (c) “ABSTAIN” from voting on the advisory resolution on executive compensation.  To vote on Proposal 4, Say on Frequency – Advisory Vote on the Frequency of Advisory Vote on Executive Compensation, you may vote (a) “FOR” (a) every year, (b) every two years, (c) every three years, or (d) “ABSTAIN” from voting.

Proxies which are returned to Data I/O without instructions will be voted as recommended by the Board of Directors.  Any shareholder who returns a proxy may revoke it at any time prior to voting on any matter (without, however, affecting any vote taken prior to such revocation) by (i) delivering written notice of revocation to the Secretary of Data I/O at Data I/O’s principal office, (ii) executing and delivering to Data I/O another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of Data I/O are shares of common stock (the “Common Stock”).  As of the Record Date, there were 9,023,200 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting.  The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum for transacting business at the Annual Meeting.  Shares of Common Stock underlying abstentions will be considered present at the Annual Meeting for the purpose of calculating a quorum.  Under Washington law and Data I/O’s charter documents, if a quorum is present, the five nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected directors.  Abstentions and broker non-votes will have no effect on the election of directors because they are not cast in favor of any particular candidate.

The proposal to ratify the continued appointment of Grant Thornton LLP as Data I/O’s independent auditors will be approved, if a quorum is present, if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.  Abstentions and broker non-votes on the proposals will have no effect because approval of the proposal is based solely on the votes cast.

Say on Pay – The advisory vote on the compensation of Data I/O’s named executive officers will be approved, if a quorum is present, if the number of votes cast in favor of the advisory resolution exceeds the number of votes cast against the advisory resolution.  Abstentions and broker non-votes on the advisory resolution will have no effect because approval of the advisory resolution is based solely on the votes cast.

Say on Frequency – The advisory vote on the frequency of future advisory votes on the compensation of Data I/O’s named executive officers will be determined by the frequency alternative receiving the greatest number of votes—every year, every two years, or every three years.  You may vote ”FOR” holding future advisory votes on executive compensation every year, every two years, or every three years, or you may choose to abstain.  Abstentions and broker non-votes have no effect in determining the frequency alternative.

Proxies and ballots will be received and tabulated by Computershare, an independent business entity not affiliated with Data I/O.

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you instruct your broker or bank how to vote if you want it to count in Proposal 1, the election of directors, Proposal 3, Say on Pay and Proposal 4, Say on Frequency.  Regulations no longer allow your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  If you hold your shares in street name and you do not instruct your bank or broker how to vote  on Proposal 1, election of directors, Proposal 3, Say on Pay, and Proposal 4, Say on Frequency, votes will not be cast on your behalf for these Proposals.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 2, ratification of the appointment of Data I/O’s independent auditors.  If you are a shareholder of record and you do not cast your vote, votes will not be cast on your behalf on any of the items of business at the Annual Meeting.

The Common Stock is traded on The NASDAQ Capital Market under the symbol “DAIO”.  The last sale price for the Common Stock, as reported by The NASDAQ Capital Market on March 18, 2024, was $3.57 per share.

Principal Holders of Data I/O’s Common Stock

The following table sets forth information for all shareholders known by Data I/O to be the beneficial owners of more than five percent of its outstanding Common Stock as of March 18, 2024.  Except as noted below, each person or entity has sole voting and investment powers for the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Shares Outstanding
Renaissance Technologies LLC Renaissance Technologies Holding Corporation 800 Third Avenue New York, NY 10022	542,643	(1)	6.01%
David L. Kanen Kanen Wealth Management LLC Philotimo Fund, LP Philotimo Focused Growth and Income Fund 5850 Coral Ridge Drive, Suite 309 Coral Springs, FL33076	826,421	(2)	9.16%

(1)     The holding reported as of December 29, 2023, as jointly reported by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holding Corporation (“RTHC”) on the most recent (filed February 13, 2024) Schedule 13G filed under the Securities Exchange Act of 1934.  The Schedule 13G indicates that RTC has sole voting power for 528,960 shares and dispositive power for 542,643 shares. The Schedule 13G further indicates that RTHC has sole voting power for 528,960 shares and dispositive power for 542,643 shares, comprising the shares beneficially owned by RTHC, because of RTHC’s majority ownership of RTC.

(2)     The holding reported as of January 2, 2024, as jointly reported by Philotimo Fund, LP, Philotimo Focused Growth and Income Fund (“PHLOX”), David L. Kanen and Kanen Wealth Management LLC (“KWM”), on the most recent (filed January 5, 2024) Schedule 13G filed under the Securities Exchange Act of 1934. The Schedule 13G indicates that Philotimo Fund, LP has 479,127 sole voting, 479,127 sole dispositive power, 0 shared voting power and 0 shared dispositive power for shares. PHLOX has 0 shares sole voting, 0 shares sole dispositive power, 327,401 shared voting power and 327,401 shared dispositive power for shares. KWM has 0 shares sole voting, 0 shares sole dispositive power, 806,528 shared voting power and 806,528 shared dispositive power for shares. Mr. Kanen has 19,893 shares sole voting, 19,893 shares sole dispositive power, 806,528 shared voting power and 806,528 shared dispositive power for shares, with aggregate amount beneficially owned by each reporting person of 826,421. KWM is the General Partner of Philotimo Fund, LP, KWM is the advisor to PHLOX and Mr. Kanen is the managing member of KWM. KWM may be deemed to beneficially own the shares owned by Philotimo and PHLOX and Kanen may be deemed to beneficially own the shares owned by each of Philotimo, PHLOX, and KWM.

Directors’ and Officers’ Share Ownership

The following table indicates ownership of Data I/O’s Common Stock by each director of Data I/O, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 18, 2024.  Data I/O is not aware of any family relationships between any director, director nominee or executive officer of Data I/O.

	Amount and Nature of	Percent of Shares
Name	Beneficial Ownership	Outstanding

Anthony Ambrose	319,026	3.5%
Rajeev Gulati	106,681	1.2%
Michael Tidwell (2)	93,041	1.0%
Gerald Y. Ng	0	(1)
Douglas W. Brown	64,359	(1)
Sally A. Washlow	38,251	(1)
Edward J. Smith	23,715	(1)
William Wentworth	10,400	(1)
All current directors and executive officers as a group (8 persons)(2)	655,473	7.3%

(1)   Less than 1 percent each.

(2)   Includes 12,500 options exercisable within 60 days.

Data I/O is not aware of any arrangement the operation of which may at a subsequent date result in a change of control of Data I/O.

Legal Proceedings

Neither Data I/O nor any of its property is currently subject to any material legal proceedings or other adverse regulatory proceedings. Data I/O does not currently know of any material legal proceedings against it or its subsidiaries involving its directors, proposed directors, or executive officers, or any associate of any such director or executive officer, or any material interest adverse to Data I/O or its subsidiaries. None of Data I/O’s directors, proposed directors or executive officers has, during the past ten years, been involved in any material bankruptcy, criminal or securities law proceedings.

CORPORATE GOVERNANCE

Board Charters

The Board of Directors has adopted Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee Charters.  All our Charters are reviewed and updated periodically by our Board of Directors.  All of our Charters were reviewed during 2023 and again in early 2024 and no changes were made. The current versions of our Charters are posted on the corporate governance page of our website at https://www.dataio.com/Company/Investor-Relations/Corporate-Governance.aspx.  All of these Charters are consistent with the applicable requirements of United States security laws and our NASDAQ listing standards.

Code of Ethics

Our Code of Ethics was reviewed by our Board of Directors during 2023 and again in early 2024 and no substantive changes were made.  The current version of our Code of Ethics is posted on the Corporate Governance page of our website at https://www.dataio.com/Company/Investor-Relations/Corporate-Governance.aspx.  Data I/O’s Code of Ethics apply to all directors, officers and employees of Data I/O, including the named executive officers.  The key principles of the Code are to act legally, and with integrity in all work for Data I/O.  We will post any amendments to our Code of Ethics on the corporate governance page of our website at www.dataio.com/company/investorrelations/corporategovernance.aspx.  In the unlikely event that the Board of Directors approves any waiver to the Code of Ethics for our executive officers or directors, information concerning such waiver will also be posted on our website.  In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of The NASDAQ Stock Market LLC.

Clawback of Executive Compensation

On October 25, 2023, the Board adopted an Incentive Compensation Recovery Policy (“Clawback Policy"), which is further discussed in the EXECUTIVE COMPENSATION section under Clawback of Executive Compensation in this document.

Risk Oversight

Our current Board of Directors consists of five independent directors, and one non-independent director, our Chief Executive Officer.  Risk oversight is generally handled by our entire Board of Directors, although certain risk oversight areas such as internal control and cyber risk are handled by our Audit Committee, and compensation is handled by our Compensation Committee.  The Board leadership structure promotes effective oversight of the Company's risk management for the same reasons that the structure is most effective for the Company in general, that is, by providing the Chief Executive Officer and other members of senior management with the responsibility to assess and manage the Company's day-to-day risk exposure and providing the Board, and specifically the Audit Committee of the Board, with the responsibility to oversee these efforts of senior management.

Director Independence

Messrs. Brown, Smith and Wentworth, and Ms. Washlow are independent directors as defined by applicable U.S. Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards.  Ms. Bo-Linn was also independent, but was no longer a director as of May 18, 2023. Mr. Ambrose, our Chief Executive Officer, is not an independent director.

Leadership Structure

Our Board Chair, Ms. Washlow, is an independent director and Mr. Ambrose is our Chief Executive Officer, President, and Director.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the 2023 Annual Meeting, the shareholders elected five directors to serve until the next Annual Meeting or until such director’s successor has been qualified and elected or such director’s earlier death, resignation or removal.  For the 2024 Annual Meeting, the Board of Directors has approved the five nominees named below.  All five nominees are currently members of the Board of Directors.  Each of the nominees has indicated that they are willing and able to serve as directors.  However, should one or more of the nominees not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

Recommendation:  The Board of Directors recommends a vote FOR each of the director nominees.

Anthony Ambrose, age 62, was appointed a director of Data I/O effective October 25, 2012.  He joined Data I/O October 25, 2012 and has served as President and Chief Executive Officer (“CEO”).  Prior to Data I/O, Mr. Ambrose was Owner and Principal of Cedar Mill Partners, LLC, a strategy consulting firm since 2011.  From 2007 to 2011, he was Vice President and General Manager at RadiSys Corporation, a leading provider of embedded wireless infrastructure solutions, where he led all product divisions and worldwide engineering.  Until 2007, he was general manager and held several other progressively responsible positions at Intel Corporation, where he led development and marketing of standards-based telecommunications platforms, and grew the industry standard server business to over $1B in revenues.  He is Chair of the EvergreenHealth Foundation Board of Trustees.  He previously served as a board member of SideChannel, Inc. (OTCQB: SDCH) until February 2024 having been retained after their 2022 merger with Cipherloc Corporation (OTCQB: CLOK) where he joined the board in 2019 and had also been lead independent director since 2019. Mr. Ambrose has a Bachelor of Science in Engineering from Princeton University.  He has completed the Stanford Graduate School of Business Director Symposium and earned the Carnegie Mellon University Certificate in Cybersecurity Oversight.

Mr. Ambrose has extensive semiconductor, systems and networking industry operating experience.  He has significant executive experience in strategy development, business management, marketing, engineering, and new product development.  His role as our President and CEO gives him knowledge as well as unique insight into our challenges, opportunities and operations, for which the Board of Directors believes he is qualified to serve as a director of Data I/O.

Douglas W. Brown, age 68, was appointed a director of Data I/O effective April 1, 2011.  Mr. Brown retired in 2019 from Executive Chairman of All Star Directories, Inc., Seattle, Washington, a Web-based publisher of post-secondary online and career school directories which he joined as President in 2005 and served in that capacity until 2016.  From 2003 to 2005, he provided governance and interim executive services, with engagements including Interim President and Board member, to venture-backed clients.  From 1998 to 2003, he was a Board member of GoAhead Software and was appointed its President in 2001.  From 1993 to 1999, he was a President of a Seattle-area manufacturing company which became a Division of Leggett & Platt in 1996.  Prior to that time, he was the Chief Financial Officer (“CFO”) of Seattle Silicon, and Executive Vice President, Finance and Operations at Phamis.  He started his career as a Certified Public Accountant at Arthur Young & Co, now Ernst & Young, in Seattle.  Mr. Brown has a Bachelor’s degree in Business from University of Idaho.

Mr. Brown has extensive software, financial, CEO, CFO, and board level experience for which the Board of Directors believes he is qualified to serve as a director of Data I/O.

Sally A. Washlow, age 52, was appointed a director of Data I/O effective October 28, 2020.  Ms. Washlow is a Practice Lead for LHH’s International Center for Executive Options working with senior level and C-Suite executives from companies ranging from Fortune 10 to privately held. She operates SW Consulting LLC supporting companies with executive management, strategy initiatives and board service to privately held companies since 2017.  From 2015 to 2017, Ms. Washlow was the Chief Executive Officer of Cedar Electronics Corporation, a supplier of radar detectors, GPS systems, dash cameras and other electronic products, and led the integration of the Cobra and Escort electronics businesses. Prior to that, she worked for 13 years at Cobra Electronics Corporation (COBR) in various capacities, including as President from 2013 until 2015.  Prior roles included leadership positions in product development, marketing and supply chain with Motorola in the automotive and telecommunication sectors along with LG/ Zenith and the launch of Digital Television.  Ms. Washlow serves on the board of Orion Energy Systems (NASDAQ: OESX) and chairs the Compensation Committee.  She is also on the board of the Northbrook Bank and Trust Company, N.A., a Wintrust Community Bank (NASDAQ: WTFC). She formerly was a member of the Consumer Technology Association and served on the audit committee as well as the Board of Industry Leaders.  Until August 2023, she was a board member and served as Chair of Costar Technologies, Inc. (OTC Markets Group: CSTI). Ms. Washlow received an MBA in Marketing from DePaul University and a BA in Supply Chain Management from Michigan State University.

Ms. Washlow, as a consultant and former Chief Executive Officer, has extensive experience as an operating leader in the security and automotive electronics markets, for which the Board of Directors believes she is qualified to serve as a director of Data I/O.

Edward J. Smith, age 61, was appointed a director of Data I/O effective February 23, 2022.  He is President and Chief Executive Officer of SMTC Corporation.  Mr. Smith is a seasoned and successful executive with more than 25 years of experience in the electronic manufacturing services (EMS) industry and the electronic components distribution industry. Prior to joining SMTC he served as President of Avnet Inc. for 7 years and held various other senior positions since 1994. Mr. Smith served, as President and Chief Executive Officer of SMTEK International Inc., from 2002 to 2004, a tier II manufacturer in the EMS industry. Mr. Smith has served on numerous private company and non-profit boards and currently serves on the board of directors at Aqua Metals, Inc. (NASDAQ: AQMS) and on the board of directors of SMTC Corporation (NASDAQ: SMTX) which was taken private in 2021.  Mr. Smith is the founder and currently runs the We Will Never Forget charitable foundation.

Mr. Smith has extensive board, CEO and industry expertise, for which the Board of Directors believes he is qualified to serve as a director of Data I/O.

William Wentworth, age 58, was appointed a director of Data I/O effective May 18, 2023. He has been the Chief Strategy Officer of Planar Semiconductor since February 2022.  He was a co-founder of Source Electronics Corporation in 1988, and he led a majority exit with HIG Capital in 2001.  He navigated the business through the 2001 technology recession with a successful exit in 2008 to Avnet Inc.  Mr. Wentworth was Senior Vice President and General Manager at Avnet Logistics Services from 2008 to 2012.  In January of 2013 he joined Avnet Technology Solutions serving as Senior Vice President and Global Leader of Services until 2016.  Currently, he consults with IT Services Firms to launch GTM Strategies (Services, Solutions) in the Cloud, and Data and Analytics space (Snowflake/Databricks). He works with several Private Equity firms/Family Offices advising on Technology acquisitions.is the Managing Director of Blankfactor, a global technology partner that provides end-to-end digital services. He served as a board member of Excellarate, a Frontenac Company, and Synerzip/Prime Technology Group (led the business/investment rational) from January 2020 through February 2023.  Mr. Wentworth was named New Hampshire’s Entrepreneur of the Year in 2001 and was a finalist for the Ernst & Young Entrepreneur of the Year Award in 1999, 2000, and 2001.

Mr. Wentworth has extensive experience in the semiconductors and technology sector for which the Board of Directors believes he is qualified to serve as a director of Data I/O.

THE BOARD OF DIRECTORS

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by sending an email to investorrelations@dataio.com or by sending a letter to Data I/O Corporation Board of Directors, c/o the Secretary, 6645 185th Ave NE, Suite 100, Redmond, WA 98052.  The Secretary will receive the correspondence and forward it to the Chair of the applicable Board of Directors Committee or to any individual director or directors to whom the communication is directed.

BOARD COMMITTEES

During the year ended December 31, 2023, there were eight meetings of the Board of Directors.  Each of the incumbent directors who was on the Board of Directors during 2023 attended 100% of the aggregate of the total number of meetings of the Board of Directors during their term of service on the Board of Directors.  Data I/O does not have a policy requiring members of the Board of Directors to attend the Annual Meeting, although we typically encourage our Board of Directors to attend. Ms. Washlow, Mr. Smith, and Mr. Wentworth attended our 2023 Annual Meeting telephonically and Mr. Ambrose and Mr. Brown attended in person.

The Board of Directors had three standing Committees during 2023: The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.  Each committee was comprised solely of independent directors during 2023, as defined by applicable SEC rules, NASDAQ listing standards including director independence generally as well as additional independence requirements for audit and compensation committees, and the Sarbanes-Oxley Act of 2002.  The following table shows the composition of the Board Committees and Board Leadership structure during 2023 and through the date of this Proxy Statement.

Director (M=member)	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Comments
Anthony Ambrose				President & CEO
Doug Brown	M (until 5/18/2023) Chair (starting 5/18/2023)		M	Chair of the Board (until 5/18/2023)
Sally Washlow	M (until 5/18/2023)	Chair (until 5/18/2023) M (starting 5/18/2023)	M	Chair of the Board (starting 5/18/2023)
Cheemin Bo-Linn	M (until 5/18/2023)	M (until 5/18/2023)	Chair (until 5/18/2023)	Did not stand for election at the 2023 Annual Meeting
Edward Smith	Chair (until 5/18/2023) M (starting 5/18/2023)	M (until 5/18/2023) Chair (starting 5/18/2023)	M
William Wentworth	M (starting 5/18/2023)	M (starting 5/18/2023)	Chair (starting 5/18/2023)	A director effective May 18, 2023

Audit Committee

The Audit Committee appoints, oversees, evaluates, and engages independent certified public accountants for the ensuing year and approves the compensation and other terms of such engagement; reviews the scope of the audit; periodically reviews Data I/O’s program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of Data I/O.  Each member of the Audit Committee is an independent director, as defined by applicable NASDAQ listing standards and the Sarbanes-Oxley Act of 2002.  During 2023 and through the date of this Proxy statement, at least 2 Audit Committee members are “audit committee financial experts” as defined by the applicable SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met four times during 2023 and recorded 100% committee attendance at such meetings held during their term of service.  See the “Report of the Audit Committee” for additional information.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, or “CGNC”, develops, recommends to the Board of Directors, and monitors a set of corporate governance principles applicable to Data I/O.  The CGNC seeks qualified candidates to serve on the Board of Directors, recommends them for the Board of Directors’ consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board of Directors.  The CGNC met thirteen times in 2023 and recorded no less than 92% committee attendance at such meetings held during their term of service.  The CGNC continues to seek qualified candidates and recommends the director nominees to the Board of Directors.  The CGNC identifies, evaluates, and recommends director nominees and Committee assignments which are described in greater detail below.

Compensation Committee

The Compensation Committee is composed entirely of independent directors, as defined by applicable NASDAQ listing standards for compensation committees.  The Compensation Committee is responsible for setting and administering the policies which govern all of the compensation programs of Data I/O.  The Compensation Committee may delegate its authority and duties to subcommittees or individual members of the Compensation Committee as it considers appropriate.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of Data I/O’s executive officers.  The Compensation Committee administers Data I/O’s long-term equity incentive plans.  The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs.  The Compensation Committee met five times during 2023 and recorded 100% committee attendance at such meetings held during their term of service.

As authorized by the Compensation Committee charter, the Compensation Committee may retain consultants or other advisors, as well as purchase compensation surveys, to assist in carrying out its responsibilities.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee has developed, and the Board has approved, Board Responsibilities and Director Recruitment Objectives, which further outline our directors’ roles and responsibilities and desired traits, diversity, characteristics, experience and criteria for selection.  The Corporate Governance and Nominating Committee in evaluating and determining whether to recommend a person as a candidate for election as a director consider, in light of the Board Responsibilities and Director Recruitment Objectives, considers the relevant management and/or technology industry experience of potential director candidates (such as experience as chief executive, operations or financial officer, or similar positions); business development, mergers and acquisitions experience; public/corporate board experience, diversity, knowledge of Data I/O; educational experience; commitment to maximizing shareholder value; certain values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to applicable guidelines; ability and willingness to undertake the required time commitment to Board functions; shareholder input; and an absence of conflicts of interest with Data I/O.

Director Diversity

The Corporate Governance and Nominating Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills.  The CGNC does not have a formal policy on Board diversity; however, the CGNC believes that it is important for Board members to represent diverse viewpoints and comply with specific applicable laws.  The composition and quantity of board members may be potentially impacted as we maintain compliance with these and future requirements.  In considering candidates for the Board, the CGNC considers the entirety of each candidate’s credentials in the context of these standards.  With respect to evaluating the nomination of continuing directors for re-election, the CGNC considered each director’s contributions to the company as well as the results of the Board of Directors self-evaluations process.  The following table presents a Board Diversity Matrix per NASDAQ requirements:

Board Diversity Matrix (As of March 18, 2024)
Total Number of Directors	5
	Female	Male	Non-Binary	Did not Disclose Gender
Directors	1	4	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did not Disclose Demographic Background	1

Directors who are Military Veterans: 0
Directors with Disabilities: 0
Directors who identify as Middle Eastern: 0

Identifying Director Nominees; Consideration of Nominees of the Shareholders

The Corporate Governance and Nominating Committee may employ a variety of methods for identifying and evaluating nominees for directors.  The CGNC regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the CGNC considers various potential candidates for director which may come to the CGNC’s attention through current Board members, professional search firms, shareholders, or other persons and evaluates these candidates in light of the Board Responsibilities and Director Recruitment Objectives.  These candidates are evaluated at regular or special meetings of the CGNC and may be considered at any point during the year.

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees” and in accordance with the procedures described below in “Shareholder Nominations and Proposals for the 2024 Annual Meeting of Shareholders.”  Following verification of the shareholder status of persons proposing candidates, the CGNC makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine if the candidate is qualified for service on the Data I/O Board of Directors before deciding to undertake a complete evaluation of the candidate.  If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the CGNC as part of its review.  Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the CGNC, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the CGNC.  For eligible shareholder nominees to be placed on the ballot for the 2024 Annual Meeting of Shareholders, shareholders were required to deliver nominations for proposed director nominees to Data I/O by February 16, 2024.  No formal candidate nominations were made by shareholders for election at the 2024 Annual Meeting. Existing Directors were identified as follows: Mr. Wentworth was initially identified by a current Board member; Mr. Smith was initially identified by discussions with significant shareholders and the Board; Ms. Washlow was initially identified and introduced by a former Board member; and Mr. Brown was initially identified and introduced by a member of management.

Certain Relationships and Related Transactions

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving related party transactions as set forth in the Code of Ethics, which is posted on the corporate governance page of our website at https://www.dataio.com/Company/Investor-Relations/Corporate-Governance.aspx.  Under our Code of Ethics, our directors, officers and employees are expected to avoid conflicts of interest with Data I/O and are required to report any such conflicts of interest to our Chief Executive Officer or Chief Financial Officer, or to the Chair of our Audit Committee.  Our Audit Committee reviews all such transactions and relationships by our directors and executive officers that come to its attention either through the director and officer questionnaires or otherwise, and considers whether to approve or take other appropriate action with respect to such transactions or relationships.  During 2022 and 2023, no related party transactions that were significant or material occurred.

BOARD COMPENSATION

Employee directors (Anthony Ambrose) do not receive additional compensation for serving on the Board of Directors.  During 2023, non-employee directors received a cash retainer of $7,750 for each quarter of service.  Data I/O paid additional quarterly compensation to the non-employee directors who served as Chair of the Board of Directors or as a Committee chair:  $3,750 for Chair of the Board of Directors; $2,500 for Chair of the Audit Committee; $2,000 for Chair of the Compensation Committee; and $2,000 for Chair of the Corporate Governance and Nominating Committee.  Fees are prorated based on time served for changes in directors and assignments.

In addition, each non-employee Board of Directors member as of May 18, 2023, was granted a restricted stock award for 10,400 shares of Data I/O stock.  The restricted stock awards were granted under the provisions and terms of the 2023 Omnibus Incentive Compensation Plan (“2023 Plan”) and generally vest in one year or on the date of the next Annual Meeting, if earlier.  Data I/O also reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to Data I/O.

Each Data I/O non-employee member of the Board of Directors is required to achieve ownership of Data I/O stock at least equal to three times the annual director cash retainer fee based on Data I/O’s then current share price.  Non-employee directors have five years from their initial election or appointment to meet the ownership target requirement.  Amounts that count toward meeting the target requirement include: shares owned; shared ownership (shares owned or held in trust by immediate family); and the gain amount from any in-the-money vested options.  If the stock ownership target requirement has not been met by any non-employee director, until such time as such director reaches the target requirement, he or she will be required to retain any Data I/O shares issued by Data I/O to such director (other than those disposed of to pay for the exercise and associated taxes on those shares).  As of the Record Date, Mr. Brown has met the stock ownership target requirement and Ms. Washlow, Mr. Smith and Mr. Wentworth, as a result of their recent appointments, have not yet met the requirement.

The Chief Executive Officer (“CEO”) is required to achieve ownership of Data I/O stock of at least two times the base pay of the CEO based on Data I/O’s then current share price.  The CEO has five years from appointment to meet the ownership target requirement.  Amounts that count toward meeting the target requirement are the same as for the Board of Directors.  If the stock ownership target requirement has not been met by the CEO, until such time as the CEO reaches the requirement amount, he or she will be required to retain any Data I/O shares issued by Data I/O (other than those disposed of to pay for the exercise and associated taxes on those shares).  As of the Record Date, the CEO has met the stock ownership target requirement.

Data I/O has a Securities Trading Policy that includes a prohibition against hedging transactions.

DIRECTOR COMPENSATION

The following table shows compensation paid by Data I/O to non-employee directors during 2023.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Douglas W. Brown (1)(2)	$42,909	$46,280	$0	$0	$0	$0	$89,189

Sally Washlow (1)(2)	$43,327	$46,280	$0	$0	$0	$0	$89,607

William Wentworth (1)(2)(3)	$24,107	$46,280	$0	$0	$0	$0	$70,387

Ed Smith (1)(2)	$39,764	$46,280	$0	$0	$0	$0	$86,044

Cheemin Bo-Linn (1)(2)(4)	$14,893	$0	$0	$0	$0	$0	$14,893

(1)     Each outside director elected at the annual meeting in 2023 was awarded 10,400 shares of restricted stock with a fair value of $4.45 on May 18, 2023, vesting in one year or the next annual meeting, if earlier.

(2)     No outside director had option awards outstanding on December 31, 2023.

(3)     William Wentworth was elected as a director at the at the Annual Meeting on May 18, 2023 and had prorated compensation in 2023.

(4)     Cheemin Bo-Linn did not stand for re-election at the Annual Meeting on May 18, 2023 and had prorated compensation in 2023.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Data I/O’s directors, certain officers and persons who own more than ten percent (10%) of Data I/O’s Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Data I/O.  Reporting Persons are required by SEC regulations to furnish Data I/O with copies of all Section 16(a) reports. Based on the information provided to Data I/O, no Reporting Person filed Section 16(a) reports late.

Report of the Audit Committee

The Audit Committee oversees Data I/O’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.  Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent auditors.  In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report (Form 10-K) with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles in the United States, their judgments as to the quality, not just the acceptability, of Data I/O’s accounting principles and such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission, with the Committee under generally accepted auditing standards.  In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and Data I/O, including the matters in the written disclosures and the letter provided by the independent auditors, as required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC for independent auditor communications with Audit Committees concerning independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Committee selects and engages Data I/O’s independent auditors, is involved in selecting and approving the independent auditors’ lead audit partner, and discusses the overall scope and plans for the audits.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Data I/O’s internal controls, and the overall quality of Data I/O’s financial reporting.  The Committee held four meetings during 2023, of which four were attended by Data I/O’s independent auditors.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in Data I/O’s Annual Report (Form 10-K) for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.  The Committee has considered the Shareholder vote of approval of 97.5% on May 18, 2023, as well as the impact of changing independent auditors and has selected Grant Thornton LLP as Data I/O’s auditors for the current year.

Respectfully submitted,

AUDIT COMMITTEE

Douglas W. Brown (Chair)

Edward J. Smith

William Wentworth

April 2, 2024

PRINCIPAL ACCOUNTANT’S FEES AND SERVICES

Audit Fees: Aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of Data I/O’s financial statements for each of the years ended December 31, 2023 and 2022 and for review of the financial statements included in each of Data I/O’s quarterly reports on Form 10-Q during each of the years ended December 31, 2023 and 2022, were approximately $241,500 and $232,050, respectively.

Audit Related Fees:  No aggregate fees were billed for the years ended December 31, 2023 and 2022 for assurance and subsidiary related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of Data I/O’s financial statements that are not reported under the caption “Audit Fees” above, including accounting treatment consultations.

Tax Fees: No aggregate fees were billed for the years ended December 31, 2023 and 2022 for professional tax services rendered by Grant Thornton LLP.

All Other Fees: No aggregate fees were billed for the years ended December 31, 2023 and 2022, for all other products and services provided by Grant Thornton LLP that are not otherwise disclosed above.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, non-audit services, tax services and other services.  Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval.  In those circumstances, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting.  These additional approvals should be reported at the next scheduled Audit Committee meeting.

For 2023, all services provided by the independent auditors were pre-approved.

EXECUTIVE COMPENSATION

Shareholder Vote

At our 2023 Annual Meeting of Shareholders, our shareholders approved, in an advisory vote, the compensation of our Named Executive Officers, as disclosed in the Executive Compensation discussion and analysis, the compensation tables and the related disclosures in our Proxy Statement.  The proposal was approved by our shareholders with 93% of the votes cast voting “for” approval and 6% voting “against” approval.  In light of the level of approval by our stockholders, the Compensation Committee considered the result of the vote and did not make changes to our compensation policies or practices specifically in response to the stockholder vote.

Elements of Our Company’s Compensation Plan

Annual executive officer compensation consists of the following elements which are described in more detail below:

•        Annual base salary;

•        Management Incentive Compensation Plan or “MICP”;

•        Long-term equity incentives;

•        Benefits;

•        Perquisites and other perceived benefits; and

•        Individual Executive Officers’ Performance.

It is the Compensation Committee’s policy to set total executive officer compensation at competitive levels based on compensation surveys with similar positions in similar sized company revenue ranges and at levels sufficient to attract and retain a strong, motivated leadership team.  Our philosophy for compensation of executive officers is based on the following two principles:

i.     Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and

ii.    Variable compensation should be a critical element of compensation and be set to be comparably competitive and to provide strong incentives to improve performance and shareholder value.

•        Annual Base Salary.  The Compensation Committee establishes a base salary structure for each executive officer position.  This structure defines the salary levels and the relationship of base salary to total cash compensation.  The Compensation Committee reviews the salary structure periodically.

•        MICP.  The MICP offers each executive officer a performance-based opportunity to earn the variable component of annual cash compensation in an amount tied to a percentage of the executive officer’s base salary.  The Compensation Committee’s philosophy in setting executive MICP percentages and the formulas for MICP payout is to pay above average total compensation for better than average historical or expected financial performance and below average compensation for lower than or average historical or expected financial performance.  The percentages of base salary targeted for MICP payout (“the MICP Target”) for specific executive officers for a given year are generally the same as the previous year but can be changed by the Compensation Committee on an annual basis. The MICP payout can range from 0% to 200% of each executive’s MICP Target based upon the achieved MICP Measures for the period.  The 2022 and 2023 MICP Target amounts for our executive officers (Ng prorated amount for the period actually worked in 2023 is $65,000) were as follows:

	Executive's	Executive's	Estimated
	MICP	MICP	Payout at Maximum
	2022 Target	2023 Target	Measure for 2024
Ambrose	$231,000	$236,950	$485,800

Gulati	$120,000	$120,000	$240,000

Hatlen	$130,000	$130,000	N/A

Tidwell	$108,115	$120,000	$240,000

Ng	N/A	$130,000	$260,000

The Compensation Committee determined for 2022 and again for 2023 that it was critical to emphasize profitability.  For the profitability measure: Financial Performance (“FP”), which is based on achievement of various levels of operating income as percentage of revenue. (See below for the Financial Performance Matrix.)

For 2022, the focus was split with 80% on FP as measured on operating income as a percentage or revenue, and 20% on SentriX Qualifying Revenue growth targets over a minimum threshold. For 2023, it was determined that profitability was the most critical focus and that 100% of the MICP measure would be FP. For 2024, it was determined that again, profitability was the most critical focus, however the measurement target was modified to EBITDA (Earnings Before Interest Taxes Depreciation Amortization) and translated the prior Operating Profit target percentages to EBITDA approximate equivalents.

The Compensation Committee believes that for 2022, 2023 and 2024, the applicable measures of key results for Data I/O have affected or will affect near-term and long-term shareholder value.  A greater or lesser percentage of MICP Target is to be paid based on Data I/O’s actual achievement of these measures with the payout target typically based on company financial plans as the Board determines appropriate.  For 2022, as a result of the operating loss the FP measurement resulted in no payout for that measure and for the SentriX portion the growth target threshold was not achieved, so for 2022 no MICP payout was earned.  For 2023, the operating income measure resulted in a payout of 27% for the MICP. The Compensation Committee retains discretion to adjust the calculation of the two measures for changes outside normal business operations such as acquisitions or asset sales.

Data I/O Corporation 2022 & 2023 MICP Variable Compensation Matrix
Range of Payouts (actual results interpolated)

The 2022 & 2023 MICP Variable Compensation Matrix consisted of two possible measures:  Financial Performance (FP) and a SentriX performance objective.

2022 & 2023 Financial Performance Matrix			Target		Target 200%
			Payout		Payout
Operating Profit as a % of Revenue	0.0%	3.0%	6.0%	9.0%	12.0%
FP matrix payout as a % of Target	0%	50%	100%	150%	200%

2022 SentriX Revenue Growth Objective			Target		Target 200%
	Minimum		Payout		Payout
SentriX Revenue Growth over Threshold %	Threshold %	20.0%	40.0%	130.0%	220.0%
SentriX Revenue Growth Payout	0%	50%	100%	150%	200%

•        Long-Term Equity Incentives.  The Compensation Committee approves grants under the Data I/O Corporation 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) formerly from the Data I/O Corporation 2000 Stock Compensation Incentive Plan (the “2000 Plan”).  The 2023 Plan is Data I/O’s only long-term employee incentive plan.  The primary purpose of the 2023 Plan is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time.  Generally, new options, restricted stock unit and/or performance stock unit awards are granted under the 2023 Plan.  New options or stock awards may also be granted to the Board of Directors under the 2023 Plan.  When the 2023 Plan was approved, all shares remaining in the 2000 Plan were transferred to the 2023 Plan, and future awards will be made under it.   Starting in 2023, under the provisions of the 2023 Plan, a portion of the equity awards to executives were Performance Stock Units (“PSU”) (roughly 20% based on achieving the target level performance) and 80% Restricted Stock Units (“RSU”).  The performance measures for the PSUs awarded are revenue growth targets for the three-year period ending December 31, 2025. Achieving a threshold growth measure earns 50% of the PSU target award; achieving the target growth measure earns 100% of the PSU target award; and achieving the maximum target growth measure earns 150% of the PSU target award.

Award Criteria

The Compensation Committee grants options, RSU and/or PSU awards based primarily on its perception of the executive’s ability to affect future shareholder value and secondarily on the competitive conditions in the market for highly-qualified executives who typically command compensation packages which include a significant equity incentive.  All RSU and PSU awards granted to our executive officers in 2023 and 2022 were based on these criteria.

Exercise Price

Historically, all options granted by Data I/O have been granted with an exercise price equal to the fair market value (an average of the day’s high and low selling price) of Data I/O’s Common Stock on the date of grant and, accordingly, will only have value if Data I/O’s stock price increases.  Options granted to employees are non-qualified.

Vesting and Exercise

Options granted to employees generally vest quarterly over four years at a rate of 6.25% per quarter and have a six-year term.  Options granted to non-employee Directors are also non-qualified options and vest quarterly over a three-year period.  The current primary form of equity compensation is restricted stock unit grants.  RSU grants to employees typically vest annually over a four-year period. For 2023, RSU grants to executives vest annually over a three- or four-year period.  All the 2023 PSU awards vest upon the three-year performance achievement on December 31, 2025. RSU grants to non-employee Directors vest in one year or on the date of the next Annual Meeting of Shareholders, if earlier.  All grants are subject to possible acceleration of vesting in connection with certain events leading to a change in control of Data I/O or in the event in a change in control or at any other time at the discretion of the Compensation Committee.  All options granted (none recently) to executive officers are issued in tandem with limited stock appreciation rights (“SARs”), which become exercisable only in the event of a change in control of Data I/O.  See: “Change in Control and other Termination Arrangements.”

Award Process

The timing of our typical grant/award is usually determined well in advance, with approval at a scheduled meeting of our Board of Directors or its Compensation Committee with the grant date generally to be effective on the date of our next Annual Meeting of Shareholders or, for employees, the first day of the following month.  The Annual Meeting of Shareholders does not coincide with any of our scheduled earning releases.  We do not anticipate option, RSU or PSU awards at other dates, except for grants/awards to new employees based on generally the first of the month following their first date of employment or in specific circumstances approved by the Compensation Committee.  The grant/award date is established when the Compensation Committee approves the grant/award and all key terms have been determined.  If at the time of any planned grant/award date, any member of our Board of Directors or Executive Officers is aware of material non-public information, the Company would not generally make the planned grant/award.  In such an event, as soon as practical after material information is made public, the Compensation Committee would authorize the delayed grant/award.

•        Benefits.  Executive Officers of Data I/O are eligible for the same benefits as other Data I/O employees.  Data I/O has no defined benefit pension programs.  Data I/O has a 401(k) tax qualified retirement savings plan in which all U.S. based employees, including U.S. Executive Officers are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the IRS on a Roth or pre-tax basis. Data I/O’s match formula is 100% on the first 2% and 50% on the next 4%, which requires a 6% contribution to receive a 4% matching contribution. Matching contributions in any year require employment on December 31, except in the case of retirement per the plan, and vest after three years of service credit.

•        Perquisites and Other Personal Benefits.  We believe perquisites are not conditioned upon performance, create divisions among employees, undermine morale, and are generally inconsistent with our compensation philosophy and policy of equitable treatment of all employees based upon their contribution to our business.  No executive officer received perquisites valued at $10,000 or more in 2023 or 2022.

•        Individual Executive Officers’ Performance.  The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer.  This is done on the basis of a review by the President and Chief Executive Officer, evaluating the executive’s prior year performance against their individual job responsibilities and attainment of corporate objectives and Data I/O’s financial performance.  In developing executive compensation packages to recommend to the Compensation Committee, the President and Chief Executive Officer considers, in addition to each executive’s prior year performance, the executive’s long-term value to Data I/O, the executive’s pay relative to that for comparable surveyed jobs, the executive’s experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Compensation Committee then reviews the President and Chief Executive Officer’s recommendations for executive officers’ total compensation and approves final decisions on pay for each executive officer based on the President and Chief Executive Officer’s summary of the executive officer’s performance and on the other criteria and survey data described above.  In this process, the Compensation Committee consults with Data I/O’s President and Chief Executive Officer.

The base salary, total cash compensation, and long-term equity incentive compensation for the President and CEO are reviewed annually by the Compensation Committee.  This review includes a written evaluation of the CEO’s performance for the previous year.  The Compensation Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year.  In addition to reviewing Data I/O’s financial performance for the prior year, the Committee reviewed compensation surveys for chief executive officers and the President and Chief Executive Officer’s individual performance, including development and execution of short-term and long-term strategic objectives, Data I/O revenue growth and profitability, the achievement of which is expected to increase shareholder value.

The Compensation Committee determined the compensation package, including salary, bonus, MICP participation, PSU awards, RSU awards, and other benefits for Mr. Ambrose, President and Chief Executive Officer, based on the Committee’s perception of his qualifications for the position and his ability to affect future shareholder value, results delivered, compensation surveys and the competitive conditions in the market.

Consideration of Risk in Compensation

The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk.  The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•        Our long-term incentives in the form of stock options, RSU, and/or PSU awards are at the discretion of the Compensation Committee and not formulaic.

•        Stock options become exercisable over a four-year period and remain exercisable for up to six years from the date of grant and RSU awards vest over a three- or four-year period, and PSU awards vest based on achievement over a three-year performance period, encouraging executives to look to long-term appreciation in equity values.

•        We balance short and long-term decision-making with the annual cash incentive program and stock options, RSU, and/or PSU that vest over three- or four-years.

•        Because of the extent of the CEO direct stock ownership, they could lose significant wealth if Data I/O were exposed to inappropriate or unnecessary risks which in turn affected our stock price.

•        The metric used in the MICP measure is set by the Compensation Committee, which believes it will drive shareholder value.  Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk-taking to achieve short-term results. The PSU growth measure further balances longer-term with short-term outcomes.

•        In addition, the overall MICP incentive compensation cannot exceed two times the MICP Target amount, no matter how much performance exceeds the measures established for the year.

Accounting and Tax Considerations of our Compensation Program

Options granted to employees are non-qualified options, when awarded, because of the more favorable tax treatment for Data I/O.  We are required to value granted stock options under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.  Restricted stock is valued at its fair value on the award date and is expensed over its vesting period.

We have structured our compensation program in the past to comply with Internal Revenue Code Sections 162(m) and 409A.  Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to covered employees (generally the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, whose compensation must be disclosed pursuant to rules and regulations under the Securities Exchange Act of 1934) exceeding $1 million in any taxable year, unless the compensation is performance-based. Tax reform in 2017 has revised and eliminated the performance-based pay exception for new or modified compensation arrangements for 2018 and beyond.  The Compensation Committee is aware of this limitation and believes that no compensation paid in 2022 or 2023, or expected to be paid in 2024, by Data I/O will exceed the $1 million limitation of Section 162(m) except possibly related to a change of control. The Section 162(m) treatment will continue to be part of future compensation considerations.

Clawback of Executive Compensation

The Board of Directors believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's compensation philosophy. On October 25, 2023, the Board adopted an Incentive Compensation Recovery Policy (“Clawback Policy") which provides for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the federal securities laws. This Clawback Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the listing standards of the Nasdaq Stock Market or any other securities exchange on which the Company’s shares are listed in the future.

Change in Control and other Termination Arrangements

•        Change in Control Arrangements.  Data I/O has entered into agreements (the “Executive Agreements”) with Messrs. Ambrose, Gulati, Tidwell and Ng which entitle them to receive payments if they are terminated without cause or resign with good reason within specified periods before or after the occurrence of certain events deemed to involve a change in control of Data I/O.  Effective January 31, 2023, the Executive Agreements of Messrs. Ambrose, Gulati, Hatlen and Tidwell were amended and restated, and the term of their Executive Agreements was extended with automatic renewal provisions. Mr. Ng entered into an Executive Agreement upon his hiring.  The Executive Agreements ensure appropriate incentives are in place for Messrs. Ambrose, Gulati, Tidwell and Ng to complete any change in control related transaction and transition, as well as comply with the provisions of Section 409A of the Internal Revenue Code.  The Executive Agreements state that the resulting additional severance will be calculated under the Executive Agreements based on Data I/O’s severance arrangements in place immediately preceding the date of a change in control (See: “Other Termination Arrangements” below for current severance policy).  The Executive Agreements provide for continuation and vesting in Data I/O’s matching 401(k) contributions through the date of termination after a change in control and include a reimbursement allowance of $20,000 for outplacement services.  The Executive Agreements also have a transaction closing incentive of one-half year’s annual salary for Messrs. Ambrose, Gulati, Tidwell and Ng to encourage the consideration of all forms of strategic alternatives.

Data I/O’s 2023 RSU and PSU awards have been granted pursuant to the provisions of the 2023 Plan. Prior year’s awards were under the 2000 Plan.  The Change in Control provision applicable to the 2000 Plan and the 2023 Plan are as follows:

2000 Plan

The 2000 Plan allows for the granting of “Awards”, which include options, restricted stock and other awards made pursuant to the 2000 Plan.  Subject to any different terms set forth in the award agreement, vesting of “qualifying” options and restricted stock awards may be affected by a Change in Control as described out in the table below.  A “Change in Control” is defined to include (i) a merger or consolidation of the Company in which more than 50% of the voting power of the Company’s outstanding stock after the transaction is owned by persons who are not shareholders immediately prior to such transaction, and (ii) the sale or transfer of all or substantially all of the Company’s assets.  A “Qualifying Award’ is defined as an option or other Award that has been held for at least 180 days as of the Change of Control.  “Qualifying Shares” means common stock issued pursuant to a Qualifying Award which are subject to the right of Data I/O to repurchase some or all of such shares at the original purchase price (if any) upon the holder’s termination of services to Data I/O.

2023 Plan

The 2023 Omnibus Incentive Compensation Plan (“2023 Plan”) replaced the 2000 Plan going forward for new awards, and was approved by the shareholders at the 2023 Annual Meeting. The 2023 Plan has substantially similar treatment of an award as the amended 2000 Plan in the event of a Change in Control.

Treatment of Awards on a Change in Control	Acceleration of Vesting
The outstanding Awards do not remain outstanding or are not assumed by the surviving entity or replaced with comparable Awards.

Subject to certain limitations, the vesting of Qualifying Awards is accelerated in full.  Restricted stock will vest and options will be exercisable in full prior to the effective date of the Change of Control.

The outstanding Awards remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable Awards.

Subject to certain limitations, the vesting of outstanding Qualifying Awards will be accelerated to the extent of 25% of the unvested portion thereof.  The remaining 75% of the unvested portion will vest in accordance with the vesting schedule set forth in the applicable Award agreement.

The outstanding Awards remain outstanding after a Change of Control or are assumed by the surviving entity or replaced with comparable Awards, but the holder of a Qualifying Award is terminated involuntarily within one year of the Change of Control.

All Awards held by such person will be accelerated in full.  Restricted stock will vest and options will be exercisable in full for a period of 90 days commencing on the effective date of the involuntary termination, or if shorter, the remaining term of the option.

In 1983, Data I/O adopted a SAR Plan which allows the Board of Directors to grant to each director, executive officer or holder of 10% or more of the stock of Data I/O a SAR with respect to certain options granted to these parties.  A SAR has been granted in tandem with each option granted to an executive officer of Data I/O.  SARs granted which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of Data I/O (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Data I/O’s Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing. Currently, only one option grant remains outstanding that includes a SAR.

•    Other Termination Arrangements.  Data I/O has a severance policy for U.S. employees that provides for severance payouts for terminations without cause based upon years of service.  The current formula, effective March 1, 2014, is 1 week pay for each year of service with a limit of six months’ pay. Mr. Ambrose, Mr. Gulati, Mr. Ng and Mr. Tidwell had at March 18, 2024, approximately 12, 11, 1 and 4 years of service, respectively.  Mr. Ambrose is entitled to a one year of base salary severance, except in the case of a change in control, as part of his employment arrangement.  Mr. Gulati, Mr. Ng and Mr. Tidwell are entitled to a one-half year of base salary severance, except in the case of a change in control, as part of their employment arrangement.  Data I/O does not have a formal policy regarding executive severance but has generally provided an amount it believes is consistent with severance typically provided for executives in similar positions and with similar periods of service.

Change in Control and Other Termination Arrangements

	Termination without cause and Change in Control not applicable	Termination without cause and Change in Control applicable		Change in Control applicable without termination
Name	Compensation	Compensation (2)	Option/SAR/RSA /PSU Vesting(1)	Compensation(3)	Option/SAR/RSA /PSU Vesting(1)

Anthony Ambrose(4)	$347,000	$686,948	195,000	$173,500	195,000
Rajeev Gulati(5)	$125,000	$482,078	61,250	$125,000	61,250
Michael Tidwell(5)	$122,500	$445,618	68,750	$122,500	68,750
Gerald Ng(5)	$137,500	$454,016	80,000	$137,500	80,000

(1)   Maximum vesting on Change in Control as of March 18, 2024 (includes PSU awards at target performance achievement).

(2)   Represents the Data I/O standard employee severance, alternative Executive/Employment Agreement severance, change in control transition/closing incentive, and outplacement expense reimbursement, as applicable as of March 18, 2024.

(3)   Represents change in control transition/closing incentive as of March 18, 2024.

(4)   Mr. Ambrose is entitled to a year of base salary severance, except in the case of a change in control, as part of his employment arrangement.

(5)   Mr. Gulati, Mr. Ng and Mr. Tidwell are entitled to a half year of base salary severance, except in the case of a change in control, as part of their employment arrangement.

SUMMARY COMPENSATION TABLE

The following table shows compensation paid by Data I/O for services rendered during 2023 and 2022 to each of our named executive officers.

Name[1]	Year	Salary[2]	Bonus[3]	Stock Awards[4]	Option Awards[4,5]	Non-Equity Incentive Plan Compen- sation[6]	Non-Qualified Deferred Compen-sation Earnings[7]	All Other Compen- sation[8]	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Anthony Ambrose	2023	$338,500	$0	$359,625	$0	$63,977	$0	$13,200	$775,302
Chief Executive	2022	$330,000	$250	$291,825	$0	$0	$0	$12,673	$634,748
Officer & President

Gerald Ng	2023	$137,500	$0	$337,513	$0	$17,550	$0	$5,500	$498,063
Vice President	2022	$0	$0	$0	$0	$0	$0	$0	$0
Chief Financial Officer
Secretary, Treasurer

Rajeev Gulati	2023	$245,000	$250	$119,875	$0	$32,400	$0	$15,294	$412,819
Vice President	2022	$240,000	$0	$81,063	$0	$0	$0	$26,285	$347,348
Chief Technical Officer

Michael Tidwell	2023	$215,093	$0	$119,875	$0	$32,400	$0	$9,495	$376,863
Vice President of	2022	$216,229	$0	$81,063	$0	$0	$0	$11,930	$309,222
Marketing & Corporate Business Development

Joel Hatlen	2023	$240,500	$0	$0	$0	$32,468	$0	$83,067	$356,035
Retired Vice President	2022	$260,000	$0	$81,063	$0	$0	$0	$12,404	$353,467
Chief Operating &
Financial Officer
Secretary, Treasurer

(1)    Data I/O currently has four named executive officers.  Mr. Ng joined Data I/O in July 2023 as Vice President of Finance and effective August 16, 2023, became Data I/O's Vice President and Chief Financial Officer.  On August 16, 2023, Mr. Hatlen retired as the Company’s Vice President, Chief Financial Officer, Chief Operating Officer, Corporate Secretary and Treasurer, but continued to provide financial advisory services on a part-time basis through December 31, 2023.

(2)    Mr. Hatlen’s base pay was adjusted effective January 2022. Mr. Ambrose, Mr. Gulati, and Mr. Tidwell had base pay adjustments effective July 1, 2023. Mr. Ng's salary earned is based on his start date of July 1, 2023.

(3)    Employee service awards paid in 2023 or 2022.

(4)    Amount includes the fair value of RSU and PSU awards granted during 2023. PSU awards are included above at the threshold level which is 50% of the target 100% level with a maximum level of 150% of target.  See the Outstanding Equity table.

(5)    No options were granted to executive officers are granted in tandem with an equal number of SARs.  SARs are only exercisable upon the occurrence of certain events leading to a change in the control of Data I/O.  See “Change in Control and Other Termination Arrangements.” No options or SARs were awarded to executive officers in 2022 or 2023.

(6)    Amounts earned under the MICP variable compensation arrangement in place for the year as approved by the Board.

(7)    Not applicable for Data I/O.

(8)    These amounts represent for Mr. Ambrose, Mr. Hatlen, Mr. Ng, Mr. Gulati and Mr. Tidwell, Data I/O’s matching contributions to Data I/O’s 401(k) Plan, and the value of group term life insurance in excess of premiums paid by each of the executive officers under the standard employee benefit plans. In addition, Mr. Gulati’s 2022 and 2023 amount includes a payout of accumulated PTO (paid time off) of $13,847 and $4,616, respectively. Mr. Hatlen’s 2023 amount includes a retirement payout of accumulated PTO of $68,991.

Pay-Versus-Performance

	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (1) (2) (3)	Value of initial Fixed $100 Investment Based on: Total Shareholder Return	Net income (GAAP), in thousands

2023	$709,302	$676,302	$399,945	$349,155	$69.82	$486

2022	$634,748	$519,042	$336,679	$285,706	$91.83	$(1,120)

2021	$844,469	$908,598	$456,404	$504,592	$108.99	$(555)

(1)     Anthony Ambrose was our PEO (principal executive officer) for each year presented.

(2)    The individuals comprising the Non-PEO NEOs presented for 2021 and 2022 are:  Hatlen, Gulati and Tidwell with the Non-PEO NEOs presented for 2023 are: Hatlen, Ng, Gulati and Tidwell. Hatlen retired as a NEO 8/15/2023. He fully resigned and forfeited unvested shares 12/31/2023. Ng started 7/3/2023 and received hiring grants on that date.

(3)    The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company's NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote (4) below.

(4)    Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value are not applicable for Data I/O Corporation and accordingly are not reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are not applicable for Data I/O Corporation.

(5)    The Peer Group TSR and Company Selected Measures disclosure is not applicable for a Smaller Reporting Company.

	Summary Compensation Table Total for PEO	Exclusion of Change in Pension Value for PEO	Exclusion of Stock Awards for PEO	Inclusion of Pension Service Cost for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO

2023	$709,302	$-	$(293,625)	$-	$260,625	$676,302

2022	$634,748	$-	$(291,825)	$-	$176,119	$519,042

2021	$844,469	$-	$(355,722)	$-	$419,851	$908,598

	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Pension Service Cost for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs

2023	$399,945	$-	$(133,316)	$-	$82,525	$349,155

2022	$336,679	$-	$(81,063)	$-	$30,090	$285,706

2021	$456,404	$-	$138,336)	$-	$186,525	$504,592

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO

2023	$331,875	$(111,600)	$-	$40,350	$-	$-	$260,625

2022	$349,200	$(76,125)	$-	$(96,956)	$-	$-	$176,119

2021	$276,300	$41,325	$-	$102,226	$-	$-	$419,851

	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs

2023	$95,875	$(18,600)	$-	$40,413	$(35,163)	$-	$82,525

2022	$97,000	$(30,208)	$-	(36,702)	$-	$-	$30,090

2021	$107,450	$16,388	$-	$62,687	$-	$-	$186,525

Outstanding Equity Awards At Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexer-cised Options Exercisable	Number of Securities Underlying Unexe-rcised Options Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Anthony	0	0				180,000	$529,200	7500	$22,125
Ambrose

Rajeev	0	0				56,250	$165,375	2500	$7,375
Gulati

Michael	12,500	0		4.98	5/1/2025	63,750	$187,425	2500	$7,375
Tidwell

Gerald	0	0				75,000	$220,500	2500	$7,375
Ng

Joel		0				0	$0	0	$0
Hatlen

(1)    Mr. Hatlen retired fully effective 12/31/2023 and all of his remaining unvested awards were forfeited at that time.

(2)    PSU awards are included in column (i) & (j) above and are disclosed at the threshold level of the award which is 50% of the target level with a maximum level of 150% of the target level.  If maximum performance is achieved the number of shares would be triple the amount in the table above in column (i).

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our Common Stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2023.

	(a) Number of securities to be issued upon the exercise of outstanding options, warrants and rights	(b) Weighted–average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by the security holders (1) (2)	2,381	$3.26	753,852
Equity compensation plans not approved by the security holders (3)	12,500	$4.98	-
Total	14,881	$4.86	753,852

(1)   Represents shares of our Common Stock issuable pursuant to the Data I/O Corporation 2023 Omnibus Incentive Compensation Incentive Plan, 2000 Stock Compensation Incentive Plan, and 1982 Employee Stock Purchase Plan.  Table excludes unvested: RSU awards of 353,525 from the 2000 Plan, RSU awards of 270,100 from the 2023 Plan, and PSU awards of 25,000 from the 2023 Plan.

(2)   Stock Appreciation Rights Plan (“SAR”) provides that directors, executive officers or holders of 10% or more of our Common Stock have an accompanying SAR with respect to each exercisable option.  While the plan has been approved by the security holders, no amounts are included in columns (a), (b), or (c) relating to the SAR.

(3)   Inducement grant remaining to Michael Tidwell of non-qualified stock options, fully vested, with 12,500 remaining unexercised.  Table excludes unvested inducement grants to Gerald Ng of 75,000 RSU and 5000 PSU awards.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors requests that the shareholders ratify the continued appointment of Grant Thornton LLP to serve as Data I/O’s independent auditors for calendar year 2024.  Grant Thornton LLP examined the consolidated financial statements of Data I/O for the year ended December 31, 2023.  Representatives of Grant Thornton LLP are invited to be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders. They confirmed that they expect to be present.

The Board recommends a vote “FOR” the continued appointment of Grant Thornton LLP to serve as Data I/O’s independent auditors for calendar year 2024.

PROPOSAL 3: SAY ON PAY - ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Board of Directors requests that the shareholders approve, on an advisory basis, the compensation paid to Data I/O’s Named Executive Officers, as described in “Executive Compensation”, pursuant to the following Advisory Resolution:

“RESOLVED, that Data I/O’s shareholders approve, on an advisory basis, the compensation of Data I/O’s named executive officers, as disclosed in Data I/O’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2023 Summary Compensation Table and the other related tables and disclosure.”

Our executive compensation program contains elements of cash, incentive and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.  The “Executive Compensation” section of this Proxy Statement, describes in detail our executive compensation programs.

The Board has implemented an executive compensation program that is intended to reward financial performance based on goals established by the Board.  The Board fosters a performance-oriented culture by linking a significant portion of each executive officer’s compensation to overall Company financial performance, as measured in 2024 by EBITDA targets, which the Company believes is the critical metric for Data I/O and its shareholders.  We believe that equity awards align the interests of our executives with those of our long-term shareholders by encouraging long-term performance and incentivizing our executives to increase long-term shareholder value.  Equity awards represent a key component, and are a significant portion, of our executive compensation.

The Board has designed Data I/O’s executive compensation program to attract, motivate, reward and retain our executive officers to achieve Data I/O’s corporate objectives and increase shareholder value.

The Say on Pay vote is advisory and not binding on Data I/O or the Board of Directors; however, the Board will consider the outcome of the vote when making future compensation decisions for our executive officers.

The Board recommends a vote “FOR” the Advisory Resolution (Say on Pay) approving the compensation of the Company’s named executive officers as described in this Proxy Statement.

PROPOSAL 4: SAY ON FREQUENCY - ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Board of Directors requests that the shareholders vote, on an advisory basis, whether the frequency of future advisory votes on the compensation of our named executive officers shall occur “every year”, “every two years”, or “every three years”.  The Board recommends that the future advisory votes on the compensation of our named executive officers occur “every year”.

The Board believes that an annual executive compensation advisory vote will facilitate more direct shareholder input about executive compensation.  An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our shareholders on corporate governance and executive compensation matters.

The Board of Directors believes that holding the executive compensation advisory vote every year is in the best interests of the Company and its shareholders and recommends voting for a frequency of “EVERY YEAR”.

The Company will report the voting results in a current report on Form 8-K that will be filed after the Annual Shareholders Meeting.  In addition, the Company will disclose in a current report on Form 8-K within the time frame required by SEC rules the decision by the Company as to the frequency of shareholder advisory votes on executive compensation in light of the results of this shareholder advisory vote.

OTHER BUSINESS

As of the date of this Proxy Statement, Data I/O is not aware of any other business to be acted upon at the Annual Meeting.  If any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE 2024 AND 2025 ANNUAL MEETING OF SHAREHOLDERS

Data I/O’s Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by Data I/O at its principal offices on or before February 16, 2024, in the case of the 2024 Annual Meeting of Shareholders, and in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders.  Data I/O’s Bylaws also provide that advance notice of business to be brought before the 2024 Annual Meeting of Shareholders by a shareholder must be submitted in writing and delivered to, or mailed and received by, Data I/O on or before February 16, 2024.

Each notice of a nomination or proposal of business must contain, among other things:  (i) the name and address of the shareholder who intends to make the nomination or proposal;  (ii) a representation that the shareholder is a holder of record of stock of Data I/O entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal;  (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) with respect to the nominations, the consent of each nominee to serve as a director of Data I/O if elected.

A copy of the full text of the provisions of Data I/O’s Bylaws dealing with shareholder director nominations and proposals is available to shareholders from the Secretary of Data I/O upon written request.  The Bylaws may also be accessed online, as a Form 10-K exhibit as referenced in our Annual Report on Form 10-K.  SEC rules establish a deadline for submission of shareholder nominations proposals that are not intended to be included in Data I/O’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”).  The Discretionary Vote Deadline for the 2024 Annual Meeting was February 16, 2024.  If a shareholder gives notice of such a nomination or proposal after the Discretionary Vote Deadline, Data I/O’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder nomination or proposal when and if the proposal is raised at the 2024 Annual Meeting.

Eligible shareholders who intend to have a nomination or proposal considered for inclusion in Data I/O’s proxy materials for presentation at the 2025 Annual Meeting must submit the proposal to Data I/O at its principal offices no later than December 6, 2024.  Shareholders who intend to present a nomination or proposal at the 2024 Annual Meeting without inclusion of such nomination or proposal in Data I/O’s proxy materials are required to provide notice of such nomination or proposal to Data I/O no later than February 14, 2025, as further directed above.

To qualify as an “eligible” shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of Data I/O’s outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Data I/O reserves the right to reject, rule out of order, or take appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements, but only after Data I/O has notified the shareholder(s) who have submitted the nomination or proposal of the problem and such shareholder(s) have failed to correct it.  This obligation to notify the appropriate shareholder(s) does not apply to the failure to submit such nomination or proposal prior to the deadlines discussed above.

STOCKHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate materials, we are taking advantage of the SEC’s “house holding” rules which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to shareholders who share an address unless otherwise requested.  If you share an address with another shareholder and have received only one set of these materials, you may request a separate copy at no cost to you by contacting Investor Relations by email at investorrelations@dataio.com, by phone at (425) 881-6444, by fax at (425) 881-2917, or by writing to Data I/O Investor Relations, attention Corporate Secretary (Gerald Ng), 6645 185th Avenue NE, Suite 100, Redmond WA 98052.  For future annual meetings, you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by contacting Investor Relations as noted above.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors on behalf of the Company.  Proxies may be solicited by officers, directors and regular supervisory and executive employees of Data I/O, none of whom will receive any additional compensation for their services.  In addition, Data I/O may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services.  Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger.  Data I/O will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.  All such costs of solicitation of proxies will be paid by Data I/O.

Copies of our annual report on Form 10-K for the year ended December 31, 2023, are being mailed with this Proxy Statement to each shareholder of record.  If you did not receive a copy of our annual report Form 10-K, you may obtain a copy (without exhibits) without charge by writing c/o Secretary, 6645 185th Avenue NE, Suite 100, Redmond, WA 98052 or by calling (425) 881-6444.  Copies of the exhibits to our annual report on Form 10-K are available for a nominal fee or may be viewed at https://www.dataio.com/Company/Investor-Relations/Annual-Meeting.aspx or www.sec.gov in the EDGAR filing of our report.

By Order of the Board of Directors

/s/ Anthony Ambrose

Anthony Ambrose

President and Chief Executive Officer

Redmond, Washington

April 2, 2024

PROXY CARD ATTACHMENT

Data I/O Corporation

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m. (Eastern Time), on May 15, 2024

Online
Go to **www.envisionreports.com/DAIO** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3, and 1 Year on Proposal 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Anthony Ambrose	☐	☐
02 - Douglas W. Brown	☐	☐
03 - Sally A. Washlow	☐	☐
04 - Edward J. Smith	☐	☐
05 - William Wentworth	☐	☐

Proposal	For	Against	Abstain
2. To ratify the continued appointment of Grant Thornton LLP as the Company's independent auditors.	☐	☐	☐
3. Advisory vote (Say on Pay) approving the compensation of the Company's named executive officers.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. Advisory vote (Say on Frequency) on the frequency of advisory votes on approving the compensation of the Company's named executive officers.	☐	☐	☐	☐

5. To transact such other business as may properly come before the meeting.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS ON THE PROPOSALS.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03YYDB

2024 Annual Meeting Admission Ticket

2024 Annual Meeting of Data I/O Corporation Shareholders

May 16, 2024, 10:00 a.m. Pacific Time
Data I/O Corporation Headquarters
6645 185th Avenue NE, Suite 100
Redmond, WA 98052

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The 2024 Proxy Statement and the 2023 Annual Report to Shareholders are available at:
https://www.dataio.com/Company/Investor-Relations/Annual-Meeting.aspx

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DAIO

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Data I/O Corporation

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
DATA I/O CORPORATION

The undersigned hereby appoints Anthony Ambrose and Gerald Y. Ng, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Data I/O Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 16, 2024 at 10:00 a.m. Pacific or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees, FOR ratification of the continued appointment of Grant Thornton LLP as the Company's independent auditors, FOR an advisory vote (Say on Pay) approving the compensation of the Company's named executive officers, and for 1 YEAR Advisory vote (Say on Frequency) on the frequency of advisory votes on approving the compensation of the Company's named executive officers. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees, FOR ratification of the continued appointment of Grant Thornton LLP as the Company's independent auditors, FOR the advisory vote (Say on Pay) approving the compensation of the Company's named executive officers, for 1 YEAR Advisory vote (Say on Frequency) on the frequency of advisory votes on approving the compensation of the Company's named executive officers, and will be voted on all other matters which may come before the meeting or any adjournment thereof.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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